                                                                    EXHIBIT 10.2


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 5th day of November, 2003 by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation (hereinafter called the "Company"), and ROBERT C. STRAUSS (hereinafter called the "Executive").

                                    RECITALS

         A. The Board of Directors of the Company (the "Board") recognizes and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate him therefor.

         B. Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

         C. The Company and Executive desire to amend and restate in its entirety their existing Employment Agreement, dated as of December 12, 1997 (the "Existing Agreement").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT.

                  1.1. EMPLOYMENT AND TERM. The Company hereby agrees to continue to employ Executive and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on December 31, 2006 (the "Initial Term") unless sooner terminated as hereinafter set forth; PROVIDED, HOWEVER, that commencing on January 1, 2007 and each January 1 thereafter, the Initial Term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such January 1 date, the Company shall have delivered to Executive or Executive shall have delivered to the Company written notice that the term of Executive 's employment hereunder will not be extended.

                  1.2. DUTIES OF EXECUTIVE. Executive shall serve as the President and Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. Subject to the preceding sentence, during the term of Employment, Executive shall diligently perform all services as may be reasonably assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. In addition, Executive shall regularly consult with and provide information to the Chairman of the Board with respect to the Company's business and affairs. Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Board or any committee thereof at duly called meetings thereof, and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. Executive shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees (it being agreed that in no event shall Executive serve on the board of directors of more than two other corporations and the acceptance of any new directorship after the date hereof shall be subject to the consent of the Board, which shall not be unreasonably withheld),
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not unreasonably interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. Notwithstanding the foregoing, it is agreed and acknowledged that Executive presently serves on the board of directors of four other corporations, and that he shall not be deemed to be in breach of this Agreement if he reduces the number of such other directorships he holds to no more than three within twelve months from the date hereof and two within twenty-four months from the date hereof.

                  1.3. PLACE OF PERFORMANCE. In connection with his employment by the Company, Executive shall be based at the Company's principal executive offices except for travel reasonably necessary in connection with the Company's business. The Company shall not, without the written consent of Executive, relocate or transfer its principal executive offices outside Dade or Broward County, Florida.

         2. COMPENSATION.

                  2.1. BASE SALARY. Executive shall receive a base salary at the annual rate of not less than $522,500 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule. The Base Salary shall also be reviewed, at least annually, for merit increases (if any) and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if increased, shall not thereafter be decreased for any reason.

                  2.2. INCENTIVE COMPENSATION. Executive shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board (or any authorized committee hereof) in its discretion. Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board (it being agreed that such consideration shall not create any implication that the Board shall award any such bonus or incentive compensation). In addition, and without limiting the generality of the foregoing, (i) Executive shall be entitled to participate in the Company's 2003 Management Incentive Plan, a copy of which is attached hereto as EXHIBIT A, as well as all similar short-term management incentive plans that may be adopted by the Company, the Board and/or the Board's Compensation and Stock Option Committee (the "Committee") in the future, and (ii) the Committee shall consider, at least annually and in connection with awards to other Company executives, stock option and other equity-based incentive awards to Executive (it being agreed that such consideration shall not create any implication that the Committee shall award any such options or other equity-based incentive awards).

                  2.3 WITHHOLDING. All payments under this Agreement or otherwise pursuant to Executive's employment relationship shall be made net of any applicable withholding taxes or other amounts required to be withheld by law.

         3. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  3.1. EXPENSE REIMBURSEMENT. During the term of Executive's employment hereunder, the Company, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

                  3.2. INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the term of Executive's employment hereunder, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case comparable to those currently in effect or as subsequently amended. Such plans, practices, policies and programs, in the aggregate, shall provide Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided at any time hereafter with respect to other key executives.

                  3.3. WELFARE BENEFIT PLANS. During the term of Executive's employment hereunder, Executive and Executive's family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives. In addition, and without limiting the generality of the foregoing, (i) at Executive's option, reimburse Executive for all costs of an annual physical examination, (ii) reimburse Executive for up to $2,500 of annual financial and tax planning assistance, and
(iii) notwithstanding anything herein to the contrary, during the time period commencing with the termination of Executive's employment for retirement, termination without "Cause" (as hereinafter defined) and voluntary termination with "Good Reason" and ending on Executive's death, the Company shall afford Executive the opportunity to participate in a Continuation of Medical Benefits Plan (or similar plan) in the same capacity as that of any other active senior executive (with the regular employee portion of the premium due and payable by Executive annually on a pre-paid basis), and upon Executive's death, his spouse shall be eligible for COBRA benefits as a participant to the extent permitted by law (the post-employment medical benefits contemplated by this clause (iii) are referred to herein as the "Post-Employment Medical Benefits"). Notwithstanding the foregoing, (a) in no event shall the Company, in connection with providing the Post-Employment Medical Benefits, be required to pay a greater premium than that paid by it for providing medical benefits for any other employee of the Company in the same category as Executive (e.g. insurance for husband and wife) and (b) if the (i) Company's health insurer on the date of termination (the "Termination Date Health Insurance Provider") does not permit the provision of Post-Employment Medical Benefits as provided above or (ii) Termination Date Health Insurance Provider permits the provision of Post-Employment Medical Benefits and the Company thereafter changes its health insurance provider and such new provider does not permit the provision of Post-Employment Medical Benefits at the costs set forth above, then the Company can discharge in full any obligations for providing Post-Employment Medical Benefits hereunder by paying Executive a lump sum equal to the Discharge Amount (as hereafter defined). For purposes hereof, the "Discharge Amount" means the net present value of the stream of the Company's portion of payments for health premiums for the estimated balance (the "Balance") of Executive's life which shall be based upon the premiums being paid by the Company for health insurance benefits or Post-Employment Medical Benefits, as the case may be, at the time the Company's obligation to make the Discharge Payment arises. The Balance shall be determined by an actuary utilized by the Company. The Net Present Value shall be determined by the Company's independent certified accounting firm utilizing a reasonable discount factor. The determination of the Balance and the Net Present Value as provided above shall be final, conclusive and binding on the parties hereto.

                  3.4. WORKING FACILITIES. During the term of Executive's employment hereunder, the Company shall furnish Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  3.5. AUTOMOBILE ALLOWANCE. During the term of Executive's employment hereunder, the Company shall provide Executive with a non-accountable automobile allowance of Eight Hundred Fifty Dollars ($850.00) per month, which amount is intended to compensate Executive for wear and tear and, in addition, reimburse Executive for all costs of gasoline, oil, repairs, maintenance, insurance and other expenses incurred by Executive by reason of the use of Executive's automobile for Company business from time to time.

                  3.6. VACATION. During the Initial Term, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; PROVIDED, HOWEVER, that in no event shall Executive be entitled to less than five weeks paid vacation per year.

         4. TERMINATION.

                  4.1. TERMINATION FOR CAUSE. Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. As used in this Agreement, "Cause" shall only mean (i) any material act or acts of personal dishonesty taken by Executive which is either
(x) at the expense of the Company, or (y) reasonably likely to bring significant disrepute to the Company, (ii) subject to the following sentences, any violation by Executive of Executive's material obligations under this Agreement which is demonstrably willful and deliberate on Executive's part and which is not remedied within ten business days after receipt of written notice from the Company, (iii) the conviction of Executive for any criminal act which is a felony or a misdemeanor involving moral turpitude, or (iv) a material breach of the Confidentiality and Invention Agreement referenced in Section 6.1 hereof. Upon any determination by the Company's Board of Directors that Cause exists under clause (ii) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clause (ii). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (i), (iii) or (iv) of the first sentence of this Section 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 4.1, Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

                  4.2. DISABILITY. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate this Agreement, and Executive's employment hereunder, if Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) days in any 12-month period. Upon any termination pursuant to this Section 4.2, Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and the provision of Post-Employment Medical Benefits).

                  4.3. DEATH. In the event of the death of Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to the sum of (x) any unpaid amounts of his Base Salary to the date of his death, plus (y) six months of Base Salary, and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of Executive's death).

                  4.4. TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; PROVIDED, HOWEVER, that the Company shall:

                                    (i) pay to Executive in a lump sum in cash
within 30 days of the effective date of such termination the sum of (x) Executive's annual Base Salary through the date of such termination notice, PLUS
(y) the product of (1) the greater of (A) the annual bonus paid or payable by the Company including by reason of deferral, to Executive in respect of the Company's most recent fiscal year, and (B) the "Recent Average Bonus," as hereinafter defined (such greater amount is referred to herein as the "Highest Annual Bonus"), MULTIPLIED BY (2) a fraction, the numerator of which is the number of days in the current fiscal year through the date of such termination notice, and the denominator of which is 365, PLUS (z) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid;

                                    (ii) provide the Post-Employment Medical
Benefits; and

                                    (iii) pay to Executive in a lump sum, in
cash within 30 days after the effective date of such termination or 30 days after the effectuation of a "Change of Control" with respect to a Third Party Requested Termination (as hereinafter defined) an amount



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

equal to the product of (A)2.0 (2.75 in the event of (i) any termination pursuant to clause (e) of the following definition of "Good Reason," (ii) any termination of Executive other than for Cause at the request of a third party who has taken steps reasonably calculated to effect a "Change in Control" provided that such a "Change of Control" is effectuated within ninety (90) days after the effective date of such termination (a "Third Party Requested Termination") or (iii) any termination of Executive, other than for Cause, within six months following a "Change in Control"), MULTIPLIED BY (B) the sum of
(x) Executive's annual Base Salary as in effect at the effective date of termination, PLUS (y) the Highest Annual Bonus (the "Termination Payment"). The Company shall be deemed to have terminated Executive's employment pursuant to this Section 4.4 if such employment is terminated (i) by the Company without Cause, or (ii) by Executive voluntarily for "Good Reason," as hereinafter defined. For purposes of this Agreement, (i) "Recent Average Bonus" means the average annual bonus paid or payable by the Company, including by reason of deferral, to Executive in respect of the three fiscal years immediately preceding the fiscal year in which Executive's employment termination occurs, and (ii) "Good Reason" means:

                           (a) the assignment to Executive of any duties
inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company, which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) business days after receipt of notice thereof given by Executive;

                           (b) any failure by the Company to comply with any of
the provisions of Section 2, Section 3 or Section 7 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (c) the Company's requiring Executive to be based at
any office or location other than Miami-Dade County or Broward County, Florida, except for travel reasonably required in the performance of Executive's responsibilities;

                           (d) any failure by the Company to comply with and
satisfy Section 10(c) of this Agreement; or

                           (e) any voluntary termination by Executive during the
six-month period following the effective date of any "Change in Control."

         5. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean:

                           (a) The acquisition (other than by or from the
Company), at any time after the date hereof, by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the



                                       6
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Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           (b) The six (6) individuals who, after the
appointment of Executive as a director pursuant to Section 7 hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (c) Approval by the shareholders of the Company of
(A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

                           (d) The approval by the Board of a distribution (or
series of distributions) of assets representing more than 50% of the Company's current assets.

         6. RESTRICTIVE COVENANTS.

                  6.1. CONFIDENTIALITY. Executive agrees to comply with the Company's Confidentiality and Invention Agreement heretofore executed by him.

                  6.2. NONSOLICITATION OF EMPLOYEES. While employed by the Company and for a period of twenty-four (24) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

                  6.3. NON-COMPETITION. While employed by the Company and for a period of twenty-four (24) months thereafter, Executive shall not, directly or indirectly, whether as principal, agent, shareholder (except as set forth below) or in any other capacity, whether or not compensation is received, engage or participate in any activity for, be employed by, assist or have an equity interest in (other than as a passive investor of no more than ten percent (10%) with no involvement in the management or conduct of the affairs of business of such entity) any business or other entity which is or plans to develop, manufacture, market or sell any pharmaceutical product designed to compete directly with the transdermal/transoral topical or other products of the Company and its subsidiaries which are under active development or are manufactured, marketed or sold or other businesses in which the Company is engaged during the



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term of Executive's employment hereunder. Executive acknowledges that the provisions of this Section 6.3 are reasonably necessary for the purposes of protecting the Company's legitimate business interests and goodwill. It is accordingly the intention of the parties that this Section 6.3 be enforceable to the fullest extent permissible under applicable law. Executive agrees, however, that in the event any restriction or limitation of this Section 6.3, or any portion thereof, shall be declared or held to be invalid or unenforceable by a court of competent jurisdiction, then such restriction or limitation shall be deemed amended to substitute or modify it, as either or both may be necessary, to render it valid and enforceable.

                  6.4. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in Section 6.2 or 6.3 of this Agreement will cause irreparable injury to the Company's legitimate business interests and goodwill. As a result, Executive recognizes and hereby acknowledges that the Company shall be entitled (without the posting of bond or security or the proving of actual damages) to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         7. ELECTION OF EXECUTIVE AS DIRECTOR. For so long as Executive serves as an employee of the Company, the Company shall cause the nomination of Executive as a director of the Company at each shareholder meeting at which election of directors is considered.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         9. NOTICES: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:                  Noven Pharmaceuticals, Inc.
                                    11960 S.W. 144th Street
                                    Miami, Florida  33186
                                    Attention:  Chairman of Compensation and
                                    Stock Option Committee

  If to Executive:                  Robert C. Strauss
                                    760 San Bruno
                                    Coral Gables, Florida 33146

  With a copy to:                   Greenberg Traurig, LLP
                                    2375 E. Camelback Road, Suite 700
                                    Phoenix, Arizona  85016
                                    Attention:  Bruce E. Macdonough

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.




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

         10. SUCCESSORS.

                           (a) This Agreement is personal to Executive and
without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                           (b) This Agreement shall inure to the benefit of, be
enforceable by and be binding upon the Company's successors and assigns.

                           (c) The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

         11. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         12. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         13. DAMAGES. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

         14. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

         15. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others (it being agreed that nothing herein shall require any severance or other payment following a proper termination of Executive's employment for Cause). In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

         16. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                           (a) Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (but determined without regard to any additional payments required under this Section 16) (each a "Payment"), would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments, PLUS (y) the product of (i) any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income, MULTIPLIED BY (ii) the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

                           (b) Subject to the provisions of paragraph (c) of
this Section 16, all determinations required to be made under this Section 16 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination) shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable Change of Control, the Executive shall appoint (with the consent of the Company, which consent shall not be unreasonably withheld or delayed) another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 16 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount



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

of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                           (c) The Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (ii) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii) cooperate with the Company in good
faith in order effectively to contest such claim, and

                                    (iv) permit the Company to participate in
any proceedings relating to such claim; PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest and, at its reasonable option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would



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

be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (d) If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 16(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 16(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         17. REIMBURSEMENT OF LEGAL EXPENSES. The Company shall promptly reimburse Executive for up to $5,000 of all reasonable legal fees incurred by Executive in connection with the preparation, negotiation and execution of this Agreement and ancillary documents.

         18. DISPUTE RESOLUTION. If the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 18, (ii) during the thirty (30) day period following the delivery of the notice described in Section 18(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation,
(iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described in
Section 18(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida, regardless of principles of conflicts laws. In any arbitration pursuant to this Agreement, (i) the AAA Commercial Arbitration Rules and AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, (ii) discovery shall be allowed and governed by the Florida Code of Civil Procedure, and (iii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty
(30) days.

Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

         19. EXISTING AGREEMENT. The Existing Agreement is hereby superceded by this Agreement; PROVIDED, HOWEVER, that nothing herein shall adversely effect
(i) the compensation, stock options and other benefits heretofore paid, granted or otherwise provided by the Company to Executive prior to the date hereof, or
(ii) the Company's existing contractual and other indemnification obligations owed to Executive.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  COMPANY:

                                  NOVEN PHARMACEUTICALS, INC.


                                  By: /s/ Jeffrey F. Eisenberg
                                      ------------------------------------------
                                      Jeffrey F. Eisenberg,
                                      Vice President - Strategic Alliances,
                                      General Counsel and Corporate Secretary



                                  EXECUTIVE:


                                  /s/ Robert C. Strauss
                                  ----------------------------------------------
                                  ROBERT C. STRAUSS











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